Exhibit 10.10

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of April, 2011, by and between STAG MANAGER II, LLC, a Delaware limited liability company having a principal place of business at 93 High Street, Boston, MA 02110 (herein called “Manager”), and STAG INDUSTRIAL MANAGEMENT, LLC, a Delaware limited liability company having a principal place of business at 99 High Street, Boston, MA 02110 (herein called “STAG”).

W I T N E S S E T H

WHEREAS, the Manager serves as manager of STAG Investments II, LLC, a Delaware limited liability company (the “Fund”), which Fund was formed in accordance with the terms of a certain Limited Liability Company Agreement dated as of May 20, 2005 (the “Operating Agreement”);

WHEREAS, the Fund owns those certain industrial properties more particularly described in Exhibit A attached hereto and made a part hereof (individually, a “Property” and collectively, the “Properties”);

WHEREAS, the purpose of the Manager is to provide, among other things, asset and property management, marketing and leasing, contracting and subcontracting, and other similar real estate services for the Fund and, in accordance with the terms of the Operating Agreement, the Manager may enter into contracts for the provision of these real estate services;

WHEREAS, STAG’s business is and its employees focus on, among other things, providing asset and property management services, including contracting and subcontracting as necessary, managing tenant matters, supervising real property assets and providing bookkeeping and accounting services in connection with such properties;

WHEREAS, Manager has requested that STAG assist Manager in implementing the Manager’s purpose by performing the Asset Management Services (as hereinafter defined) on behalf of Manager and STAG has agreed to provide such services, in accordance with the terms hereof;

NOW, THEREFORE, in consideration of the foregoing recitals and mutual obligations of the parties contained herein, the parties agree as follows:

1.   Appointment of STAG.  Manager hereby designates and appoints STAG to provide and perform the Asset Management Services for each Property that the Fund and/or the Manager may establish from time to time.  STAG hereby accepts such designation and appointment, which designation and acceptance are subject to the terms and conditions contained in this Agreement.

2.  Term.  The term of this Agreement shall be for a term of not more than five (5) years, commencing on the date hereof and expiring on April 20, 2016; provided, however, this Agreement shall terminate automatically if the Fund sells all of its Properties and liquidates its assets prior to the expiration of the term.  Further, the services provided hereunder shall terminate automatically with respect to any one or more Properties that may be sold by the Fund prior to the expiration or sooner termination of this Agreement.  In any event, either Manager or STAG may terminate this Agreement at any time with thirty (30) days prior written notice without cause and with immediately upon written notice with cause.

3.  Responsibilities and Duties of STAG.  STAG agrees to: (a) manage the asset, including, without limitation, preparing budgets, collecting rents, tracking overdue payments, ensuring the payment and/or performance of any landlord obligations under the leases for the Properties; (b) draft and negotiate lease extensions, modifications or amendments, as necessary or appropriate; (c) market vacant properties and draft and negotiate new leases for the same; (d) provide general oversight of any risk management issues related to the Property; (e) conduct inspections of the physical condition of the Property and make any necessary improvements or repairs required under the leases; (f) provide any and all bookkeeping and accounting services necessary to administer the leases and to address any and all requirements under any loans secured by the Properties; and (g) perform each of these services in a manner consistent with STAG’s past practices (collectively, the “Asset Management Services”).  With respect to the bookkeeping and accounting services under this section, STAG will report accounting data on an entirely separate set of books from its own books, and will provide summaries of all purchases, revenues and other accounting data.  STAG will provide all accounting functions including, but not limited to, the preparation of such reports as the Fund’s lender may reasonably request, using such method of accounting as currently used by STAG.

4.  Compensation Payable to STAG by Manager.  In consideration for STAG’s provision of the Asset Management Services, Manager will pay STAG, quarterly in arrears, an Asset Management Services Fee equal the amount payable to Manager under Section 4.03(b) of the Operating Agreement (“Asset Management Services Fee”) but in no event shall such Asset Management Services Fee exceed the amount paid the Manager under Section 4.03(b) of the Operating Agreement.

5.  Assignment.  Except with respect to assignments to affiliates, which are expressly permitted upon written notice, neither party shall have the right to assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

6.  No Joint Venture/Independent Contractor.  Nothing herein contained shall be deemed or construed by the parties hereto, or by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto.  In the performance of its obligations hereunder, each party shall be an independent contractor with regard to the other.

7.  Notices. Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered at 10:00 am. on the third business day after deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the parties hereto at the respective addresses set forth in the preamble of this Agreement or at such other addresses as they may have theretofore specified written notice delivered in accordance with this paragraph.

8. Terms Binding.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

9.  Counterparts.  This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

STAG MANAGER II, LLC

By:	/s/ Stephen C. Mecke
Name: Stephen C. Mecke
Title: Authorized Officer

STAG INDUSTRIAL MANAGEMENT, LLC

By:	/s/ Stephen C. Mecke
Name: Stephen C. Mecke
Title: Executive Vice President